Exhibit 99.1

Corporate Headquarters 217 North Monroe Street Tallahassee, FL 32301	News Release For Immediate Release August 25, 2022

For Information Contact: J. Kimbrough Davis Executive Vice President and Chief Financial Officer 850.402.7820

Capital City Bank Group, Inc. Appoints Jep Larkin Chief Financial Officer
as J. Kimbrough Davis Announces Retirement

TALLAHASSEE, Fla. – Capital City Bank Group, Inc. (NASDAQ: CCBG) today announced that, effective January 1, 2023, Jep Larkin will be named Executive Vice President and Chief Financial Officer to succeed J. Kimbrough Davis, who has elected to retire after a distinguished 41 years with the company. Mr. Davis will continue his existing duties until December 31, 2022, while ensuring a smooth transition of responsibilities to Mr. Larkin.

Mr. Larkin, 58, joined Capital City in 1986 and has worked closely with our CFO throughout his career. He is currently the Senior Vice President and Controller of CCBG and a member of the Senior Management Committee. After serving in various credit roles early in his career and leading CCBG’s Internal Audit Division from 1992 to 2002, he was appointed Controller of our bank subsidiary, Capital City Bank, where he served until 2021.

“Jep has earned the respect of the Capital City team over his 36-year career and more recently has been involved with both the investor and analyst community as Capital City prepares for the future. Among his many talents, Jep brings dedication, continuity and thoroughness to a critical role at Capital City. I look forward to having Jep as a senior partner on our team,” said William G. Smith, Jr., Chairman, President and CEO of Capital City Bank Group.

In addition to his role as Controller, Mr. Larkin has served in various leadership roles. He has responsibility for the financial performance group within the Strategic Planning Committee, chairs the Market Risk Oversight Committee and serves as a member of the Asset/Liability Committee. He assists managers in the evaluation and financial analysis of business line initiatives and acquisitions, and oversees the integration of accounting and financial reporting for the company’s merger and acquisition activity. Mr. Larkin is a Certified Public Accountant licensed in Florida and Georgia. He holds undergraduate and graduate degrees (M.B.A. – Finance Specialization) from Florida State University and is a graduate of the Stonier School of Banking.

Mr. Davis, 68, joined Capital City in 1981 and has had an exemplary career. He is a member of Executive Management and serves as its Chief Financial Officer and Corporate Secretary. He has served as CCBG’s Chief Financial Officer since 1987 and was appointed Executive Vice President and Chief Financial Officer in 1997. As CFO, he oversees the Financial Management Division, which includes accounting, financial reporting, investments and asset/liability management. Additionally, he has responsibility for consumer compliance, shareowner and investor relations and the financial, legal and regulatory aspects of mergers and acquisitions.

“Kim Davis and I have been friends since we met at Florida State University in 1972 and have been colleagues since 1981, when he joined the team,” said William G. Smith, Jr. “Kim has been an invaluable resource to CCBG during his impressive 41-year tenure. More than all of Kim’s many accomplishments over his career, he brought integrity, a brilliant mind and always put the bank at the forefront of every decision he made. I will certainly miss my teammate and friend, but I am excited about the future and look forward to working with Jep as CCBG’s new CFO.”

During Mr. Davis’ tenure, the company grew from approximately $200 million in assets to $4.4 billion. Early in his career, he assisted in the incorporation of Capital City Bank Group, Inc., the formation of a multi-bank holding company, 16 bank merger and acquisition transactions, the consolidation of 10 banks into a single charter, which became Capital City Bank, and the listing of CCBG’s common stock on the NASDAQ stock market. More recently, the focus has been working with the Executive Management team to navigate through volatile economic conditions and expanding the company’s fee-based businesses through the strategic alliance with Capital City Home Loans and the acquisition of Capital City Strategic Wealth. Mr. Davis has also taken a leading role in the banking industry trade associations throughout his career and served as Co-Chairman of the Florida Bankers Association in 1998-1999. During his tenure, he was instrumental in combining the Community Bankers of Florida Association with the Florida Bankers Association, which resulted in a stronger combined organization that, to this day, benefits banks and bankers throughout Florida.

About Capital City Bank Group, Inc.
Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $4.4 billion in assets. We provide a full range of banking services, including traditional deposit and credit services, mortgage banking, asset management, trust, merchant services, bankcards, securities brokerage services and financial advisory services, including the sale of life insurance, risk management and asset protection services. Our bank subsidiary, Capital City Bank, was founded in 1895 and now has 57 banking offices and 88 ATMs/ITMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.